Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement
No. 333-91388
The Kroger Co.
Pricing Term Sheet
6.400% Notes due August 15, 2017

Issuer:
Principal Amount:
Security Type:
Maturity:
Coupon:
Price to Public:
Yield to Maturity:
Spread to Benchmark Treasury:
Benchmark Treasury:
Benchmark Treasury Spot and Yield:
Interest Payment Dates:
Make-Whole Call:
Trade Date:
Settlement Date:
Denominations:
Ratings:
Joint Bookrunners:

Co-Managers:
The Kroger Co.
$300,000,000
Senior Note
August 15, 2017
6.400%
99.440%
6.477%
1.60%
4.500% due May 15, 2017
97 — 3, 4.877%
February 15 and August 15, commencing February 15, 2008
Treasury Rate plus 25 basis points
August 8, 2007
August 15, 2007 (T+5)
$2,000 x $1,000
Baa2 (stable outlook, Moody’s) / BBB- (positive outlook, S&P) / BBB (stable outlook, Fitch)
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc
Lazard Capital Markets LLC
Barclays Capital Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Banc of America Securities LLC toll free at 1-800-294-1322.
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